Exhibit 3.4 -  Amended Articles of Incorporation

              ROSS MILLER
              Secretary of State
{STATE SEAL}  204 North Carson Street, Ste 1
              Carson City, Nevada 89701-4299
              (775) 684-5708
              Website: secretaryofstate.biz

                                Filed in the office of   Document Number
                                /s/ Ross Miller          20070397220-12
                                Ross Miller              Filing Date and Time
                                Secretary of State       06/07/2007 3:00PM
                                State of Nevada          Entity Number
                                                         C2858-2000

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-       Certificate of Amendment      -
- (PURSUANT TO NRS 78.385 AND 78.390) -
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USE BLACK INK ONLY - DO NOT HIGHLIGHT      ABOVE SPACE IS FOR OFFICE USE ONLY


            Certificate of Amendment to Articles of Incorporation
                      For Nevada Profit Corporations
        (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1. Name of corporation:

   Eaton Laboratories, Inc. (File Number C2858-2000)

2. The articles have been amended as follows (provide article numbers, if available):

          ARTICLE I:  The name of the corporation shall be:

                        Hydrogen Hybrid Technologies, Inc.

          ARTICLE IV: Capital Stock:

"Authorized Shares: The aggregate number of shares which the corporation shall have authority to issue shall consist of 180,000,000 shares of Common Stock having a $0.001 par value, and 20,000,000 shares of Preferred Stock having a $0.001 par value. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:
    92% in favor.
   ---------------

4. Effective date of filing (optional):             6/26/07
                                        --------------------------------
                                        (must not be later than 90 days
                                        after the certificate is filed)

5. Officer Signature (Required):   X /s/ Ira Lyons
                                   ---------------

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.


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